THUNDER MOUNTAIN GOLD 1239 Parkview Drive Telephone: 775-738-9826 Elko, Nevada 89801 Fax: 775-738-3582

THUNDER MOUNTAIN GOLD INITIATES PRIVATE OFFERING

February 16, 2007: Thunder Mountain Gold (OCBB: THMG)  Thunder Mountain Gold, Inc. has initiated a private offering of common stock to purchase, in the aggregate of 2,500,000 shares of common stock of Thunder Mountain Gold, Inc., par value $0.05, at a price of $0.05 per share. The offering will be limited to Directors, Management, and key consultants for the Company. The Company obtained a fairness opinion in connection with the proposed offering. All shares purchased will be restricted for the earlier of 3 years or on the occurrence of certain other events. All investors will be required to sign a Restricted Stock Purchase Agreement.  Thunder Mountain is filing a Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 with regard to this private offering.

The net proceeds from the private placement will be allocated to ongoing exploration initiatives and project acquisitions in Idaho and the western United States.

About Thunder Mountain Gold

Thunder Mountain Gold is an exploration company focused on the generation of precious and base metal projects in the Western United States, Mexico, and Alaska. Thunder Mountain performs its own natural resource exploration and generates value for shareholders by aggressively developing high-grade, high-quality precious and base metal resources in politically stable mining regions.

This release has been reviewed and approved by Company Vice President Pete Parsley (M.Sc. and Registered Professional Geologist), and "qualified person" as that term is defined in National Instrument 43-101.

ON BEHALF OF THE BOARD

Jim Collord

President and Chairman of the Board

Investor Relations: Jim Collord e-mail: jimcollord@yahoo.com

Website: www.thundermountaingold.com

Forward-Looking Statements: Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed and elsewhere in the company’s periodic filings with United States securities regulators. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. The company does not assume the obligation to update any forward-looking statement.

Website: www.thundermountaingold.com                                                  OCBB: THMG.OB